EXHIBIT 99.1

Fluidigm Announces First Quarter 2020 Financial Results

First Quarter Revenue Decreased 8 Percent to $27.6 Million

New COVID-19 Opportunities for Microfluidics and Mass Cytometry Businesses

Customers filing FDA Emergency Use Authorization for Ultrahigh-Throughput COVID-19 Tests on the BioMark platform

Maxpar Direct Immune Profiling Assay powering large COVID-19 Immune Function studies

SOUTH SAN FRANCISCO, Calif., May 07, 2020 (GLOBE NEWSWIRE) -- Fluidigm Corporation (Nasdaq:FLDM) today announced financial results for the first quarter ended March 31, 2020.

Financial Highlights

First Quarter 2020

  First quarter revenue decreased 8 percent to $27.6 million from $30.1 million. Total revenue included $3.1 million of license revenue.
  GAAP net loss for the quarter was $16.0 million, compared with a GAAP net loss of $25.5 million for the first quarter of 2019.
  Non-GAAP net loss was $9.4 million for the quarter, compared with a $8.2 million non-GAAP net loss for the first quarter of 2019.

“This is a different world from the one we knew a few months ago,” said Chris Linthwaite, Fluidigm President and CEO. “While the pandemic has created near-term headwinds, it has also delivered new opportunities. Our extremely high-throughput Biomark™ system enables labs to process up to 6,000 samples per day and is being employed in the global build-out of COVID-19 testing infrastructure. Our mass cytometry platform is measuring immune response in experimental new treatments and for characterization of COVID-19 induced immune response in the infected population. As a market leader in immune monitoring we are uniquely well-positioned to support testing of investigational new vaccines and therapeutics. I am impressed by our organization’s ability to adapt to the rapidly changing landscape.

“Protecting our employees, repositioning our products for COVID-19 applications and managing our liquidity are top priorities,” added Linthwaite. “From a liquidity perspective, we are focused on preserving the health of our business and actively managing our operating expenses in response to the evolving market conditions. Looking beyond this pandemic, our core business model is intact and we see incremental opportunities for new growth in the infectious disease market as the world returns to work. We anticipate infectious disease applications will complement our long-term commitment to biomarker discovery, disease research, and treatment paradigms linked to understanding immune function and response in a wide range of diseases.”

A reconciliation of GAAP to non-GAAP financial measures can be found in the tables of this news release.

First Quarter 2020 Results

Revenue by category:

Category	Revenue by Category	Year-over-Year Change	% of Total Revenue
Instruments	$9.5 million	(26%)	34%
Consumables	$9.5 million	(21%)	34%
Service	$5.2 million	(2%)	20%
License and Other	$3.4 million	N/A	12%

Revenue by market:

  Mass cytometry revenue decreased 20 percent to $15.0 million from $18.8 million in the prior year period. Mass cytometry product revenue decreased 26 percent to $11.5 million from $15.5 million in the prior year due to lower sales of instruments.

  Microfluidics revenue increased 11 percent to $12.6 million from $11.4 million in the prior year period. Microfluidics product revenue decreased 20 percent to $7.5 million from $9.4 million in the prior year period primarily due to lower sales of consumables partially offset by higher sales of instruments.

Revenue by geographic area:

Geographic Area	Revenue by Geography	Year-over-Year Change	% of Total Revenue
Americas	$14.8 million	14%	54%
EMEA	$8.1 million	(1)%	29%
Asia-Pacific	$4.7 million	(48%)	17%

Product and service margin:

Product and service margin was 53.8 percent in the first quarter of 2020 compared to 56.4 percent in the year ago period and 54.7 percent in the fourth quarter of 2019. Non-GAAP product and service margin was 67.3 percent in the first quarter of 2020 compared to 67.7 percent in the year ago period and 64.9 percent in the fourth quarter of 2019. The year-over-year decrease in product and service margin was primarily due to lower average selling prices and an unfavorable product mix, partially offset by lower service costs and improved manufacturing efficiencies. Sequentially, the increase in non-GAAP product and service margin was primarily due to lower service costs, favorable product mix, and lower inventory reserves. In the case of GAAP margin, the year-over-year decrease was coupled with fixed amortization over lower revenue. The decrease in sequential product and service margin was a result of fixed amortization over lower revenue more than offsetting lower service costs, favorable product mix, and lower inventory reserves.

Cash and cash equivalents, short-term investments, and restricted cash as of March 31, 2020:

Cash and cash equivalents, short-term investments, and restricted cash as of March 31, 2020, were $49.6 million. Cash and cash equivalents, short-term investments, and restricted cash as of December 31, 2019, were $60.7 million.

Operational and Business Progress

SARS-CoV-2 virus detection utilizing microfluidics

  OU Medicine has submitted a test to detect SARS-CoV-2, the virus that causes COVID‑19, for Emergency Use Authorization (EUA) by the U.S. Food and Drug Administration (FDA). This test is intended for large-scale testing of patients across the OU Medicine health care system and was developed in collaboration with University of Oklahoma Health Sciences Center and Oklahoma Medical Research Foundation.

  Lab 24, a contract research organization in Florida, has filed for FDA EUA for its SARS-CoV-2 detection test.

  BioXpedia, a contract research laboratory in Denmark, is offering SARS-CoV-2 testing on the Fluidigm Biomark HD system, with the capability to detect up to 24 total target genes per sample allowing testing for additional viral respiratory diseases.

Novel SARS-CoV-2 virus test utilizing microfluidics

  A consortium of medical schools led by the Icahn School of Medicine at Mount Sinai is developing a novel epigenetic test for early detection of SARS-CoV-2.

COVID-19 publications

  Fluidigm CyTOF® technology, the Maxpar® Direct™ Immune Profiling Assay™, and Maxpar Pathsetter™ analysis software were used in a clinical study to identify a distinct phenotype with an exaggerated immune response in critically ill patients with severe COVID-19.

  Imaging Mass Cytometry™ was used in a clinical study to identify and locate immune cells in lung tissue from patients who had COVID-19 and acute respiratory distress syndrome.

  Fluidigm CyTOF and microfluidics technologies were used by researchers at Beijing You’an Hospital for a multi-omic study. Researchers recently correlated mild and severe clinical data for COVID-19 patients upon admission and after initial treatment reflecting, differing gene expression patterns and T cell and cytokine levels.

  Fluidigm CyTOF technology was used in a clinical study producing preliminary evidence that stem cell therapy improves outcomes in patients with COVID-19 pneumonia, providing key information about potential mechanisms of action of the treatment strategy.

  Additional information on these publications can be found on our website at fluidigm.com.

Product launches, new services and acquisitions:

  Launched Therapeutic Insights Services, designed to provide researchers with sample-to-answer mass cytometry and Imaging Mass Cytometry service for a broad range of research needs including COVID-19 related research.

  Launched the AccuLift™ Laser Capture Microdissection System. The new AccuLift product portfolio enables precise and efficient capture of individual cells or larger tissue regions for DNA, RNA, and protein biomarker analysis.

  Acquired InstruNor AS to expand Fluidigm’s industry-leading mass cytometry capabilities and address flow cytometry markets with the addition of fully automated sample prep.

Conference Call Information

Fluidigm will host a conference call today, May 7, 2020, at 2:30 p.m. PT/5:30 p.m. ET to discuss first quarter 2020 financial results and operational progress. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (877) 556-5248
Outside US callers: (720) 545-0029
Please reference Conference ID: 6873327

A live webcast of the conference call will be available online from the Investor Relations page of the Company’s website at Events & Presentations. The link will not be active until 2:15 p.m. PT/5:15 p.m. ET on May 7, 2020.

After the live webcast, the call will be archived on Fluidigm’s Investor Relations page at investors.fluidigm.com. In addition, a telephone replay of the teleconference will be available approximately 90 minutes after the end of the call.

The replay dial-in numbers are:

US domestic callers: (855) 859-2056
Outside US: (404) 537-3406
Please reference Conference ID: 6873327

The telephone replay will be available until May 14.

Statement Regarding Use of Non-GAAP Financial Information

Fluidigm has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three-month periods ended March 31, 2020, and March 31, 2019. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regardingopportunities for Fluidigm technology and products, including expected uses and demand for COVID-19 testing and research, potential for growth in revenues in the infectious disease markets, anticipated benefits of contractual relationships, including customers using Fluidigm technology for SARS-CoV-2 virus detection and epigenetic tests, and expectations for newly launched and recently acquired products and services. Forward‑looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to the potential adverse effects of the coronavirus pandemic on our business and operating results during 2020; the suitability and acceptance of our tools and technology by the research community pursuing solutions for the novel coronavirus pandemic; our ability and/or the ability of the institutions utilizing our products and technology to obtain FDA and any other requisite approvals to use our products and technology for diagnostic testing purposes; customers and prospective customers continuing to curtail or suspend activities utilizing our products; interruptions or delays in the supply of components or materials for, or manufacturing of, our products resulting from the pandemic or other factors; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; risks relating to reliance on sales of capital equipment for a significant proportion of revenues in each quarter; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; uncertainties in contractual relationships; risks relating to company research and development, sales, marketing, and distribution plans and capabilities; reductions in research and development spending or changes in budget priorities by customers; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks and uncertainties and other information affecting Fluidigm's business and operating results is contained in its Annual Report on Form 10-K for the year ended December 31, 2019, and in its other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm

Fluidigm (Nasdaq:FLDM) is an industry-leading biotechnology tools provider with a vision to improve life through comprehensive health insight. We focus on the most pressing needs in translational and clinical research, including cancer, immunology, and immunotherapy. Using proprietary CyTOF and microfluidics technologies, we develop, manufacture, and market multi-omic solutions to drive meaningful insights in health and disease, identify biomarkers to inform decisions, and accelerate the development of more effective therapies. Our customers are leading academic, government, pharmaceutical, biotechnology, and plant and animal research laboratories worldwide. Together with them, we strive to increase the quality of life for all. For more information, visit fluidigm.com.

Fluidigm, the Fluidigm logo, AccuLift, Biomark, CyTOF, Direct, Imaging Mass Cytometry, Immune Profiling Assay, Maxpar, and Pathsetter are trademarks and/or registered trademarks of Fluidigm Corporation in the United States and/or other countries. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

Available Information
We use our website (fluidigm.com), investor site (investors.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (facebook.com/Fluidigm), and LinkedIn page (linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Contact:

Investors:
Agnes Lee
Vice President, Investor Relations
Fluidigm Corporation
650 416 7423
agnes.lee@fluidigm.com

Media:
Mark Spearman
Senior Director, Corporate Communications
650 243 6621
mark.spearman@fluidigm.com

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue:
Product revenue	$18,981	$24,827
Service revenue	5,186	5,284
Product and service revenue	24,167	30,111
Grant revenue	350	—
License revenue	3,100	—
Total revenue	27,617	30,111
Costs and expenses:
Cost of product revenue	9,640	11,389
Cost of service revenue	1,525	1,732
Cost of product and service revenue	11,165	13,121
Research and development	8,699	8,372
Selling, general and administrative	22,695	22,824
Total costs and expenses	42,559	44,317
Loss from operations	(14,942)	(14,206)
Interest expense	(900)	(2,701)
Loss on extinguishment of debt	—	(9,000)
Other income (loss), net	(818)	484
Loss before income taxes	(16,660)	(25,423)
Income tax benefit (expense)	680	(42)
Net loss	$(15,980)	$(25,465)
Net loss per share, basic and diluted	$(0.23)	$(0.44)
Shares used in computing net loss per share, basic and diluted	70,458	58,411

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2020	December 31, 2019 (1)
ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$34,992	$21,661
Short-term investments (Note 2)	13,493	36,978
Accounts receivable, net	14,410	18,981
Inventories	16,294	13,884
Prepaid expenses and other current assets (Note 2)	3,244	4,592
Total current assets	82,433	96,096
Property and equipment, net	8,143	8,056
Operating lease right-of-use assets, net	39,499	4,860
Other non-current assets (Note 2)	5,204	5,492
Developed technology, net	48,612	46,200
Goodwill	106,328	104,108
Total assets	$290,219	$264,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,440	$6,510
Accrued compensation and related benefits	5,616	5,160
Operating lease liabilities, current	1,185	1,833
Other accrued liabilities	6,456	7,515
Deferred revenue, current portion	12,667	11,803
Total current liabilities	35,364	32,821
Convertible notes, net	53,920	53,821
Deferred tax liability, net	10,929	11,494
Operating lease liabilities, non-current	39,611	4,323
Deferred revenue, non-current	8,438	8,168
Other non-current liabilities	461	573
Total liabilities	148,723	111,200
Total stockholders' equity	141,496	153,612
Total liabilities and stockholders' equity	$290,219	$264,812

Notes:
(1) Derived from audited consolidated financial statements
(2) Cash and cash equivalents, available for sale securities and restricted cash consist of:
Cash and cash equivalents	$34,992	$21,661
Short-term investments	13,493	36,978
Restricted cash (included in prepaid and other current assets, and other non-current assets)	1,075	2,075
Total cash and cash equivalents, available for sale securities and restricted cash	$49,560	$60,714

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating activities
Net loss	$(15,980)	$(25,465)
Depreciation and amortization	1,092	1,191
Stock-based compensation expense	2,366	2,271
Amortization of developed technology	2,968	2,800
Amortization of debt discounts, premiums and issuance costs	140	2,037
Loss on extinguishment of debt	—	9,000
Loss on disposal of property and equipment	—	70
Other non-cash items	459	110
Changes in assets and liabilities, net	4,660	(12,144)
Net cash used in operating activities	(4,295)	(20,130)

Investing activities
Acquisition, net of cash acquired	(5,154)	—
Purchases of investments	—	(9,491)
Proceeds from sales and maturities of investments	23,644	—
Purchases of property and equipment	(1,030)	(266)
Net cash provided by (used in) investing activities	17,460	(9,757)

Financing activities
Payment of debt issuance costs	(357)	—
Proceeds from (payments for) employee equity programs, net	(146)	147
Net cash provided by (used in) financing activities	(503)	147

Effect of foreign exchange rate fluctuations on cash and cash equivalents	(331)	(27)
Net increase (decrease) in cash, cash equivalents and restricted cash	12,331	(29,767)
Cash, cash equivalents and restricted cash at beginning of period	23,736	95,401
Cash, cash equivalents and restricted cash at end of period	$36,067	$65,634

Cash and cash equivalents, restricted cash and available for sale securities consist of:
Cash and cash equivalents	$34,992	$21,661
Short-term investments	13,493	36,978
Restricted cash (included in prepaid and other current assets, and other non-current assets)	1,075	1,075
Total cash and cash equivalents, available for sale securities and restricted cash	$49,560	$59,714

FLUIDIGM CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP NET LOSS

	Three Months Ended March 31,
	2020	2019

Net loss (GAAP)	$(15,980)	$(25,465)
Stock-based compensation expense	2,366	2,271
Amortization of developed technology (a)	2,968	2,800
Depreciation and amortization	1,092	1,191
Interest expense (b)	900	2,701
Loss on disposal of property and equipment	—	70
Loss on extinguishment of debt	—	9,000
Benefit from acquisition related income taxes (c)	(742)	(742)
Net loss (Non-GAAP)	$(9,396)	$(8,174)
Shares used in net loss per share calculation -
basic and diluted (GAAP and Non-GAAP)	70,458	58,411

Net loss per share - basic and diluted (GAAP)	$(0.23)	$(0.44)
Net loss per share - basic and diluted (Non-GAAP)	$(0.13)	$(0.14)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP PRODUCT AND SERVICE MARGIN

	Three Months Ended March 31,
	2020	2019
Product and service gross profit (GAAP)	13,002	16,990
Amortization of developed technology (a)	2,800	2,800
Depreciation and amortization (d)	393	453
Stock-based compensation expense (d)	71	127
Product and service gross profit (Non-GAAP)	$16,266	$20,370

Product and service margin percentage (GAAP)	53.8%	56.4%
Product and service margin percentage (Non-GAAP)	67.3%	67.7%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended March 31,
	2020	2019
Operating expenses (GAAP)	31,394	31,196
Stock-based compensation expense (e)	(2,295)	(2,144)
Depreciation and amortization (e)	(867)	(738)
Loss on disposal of property and equipment (e)	—	(70)
Operating expenses (Non-GAAP)	$28,232	$28,244

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP LOSS FROM OPERATIONS

	Three Months Ended March 31,
	2020	2019
Loss from operations (GAAP)	$(14,942)	$(14,206)
Stock-based compensation expense	2,366	2,271
Amortization of developed technology (a)	2,968	2,800
Depreciation and amortization (e)	1,092	1,191
Loss on disposal of property and equipment (e)	—	70
Loss from operations (Non-GAAP)	$(8,516)	$(7,874)

(a) represents amortization of developed technology in connection with the DVS acquisition
(b) represents interest expense, primarily on convertible debt
(c) represents the tax impact on the purchase of intangible assets in connection with the DVS acquisition
(d) represents expense associated with cost of product revenue
(e) represents expense associated with research and development, selling, general and administrative activities